Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Financial Partners, Inc.:

We consent to the use of our report dated February 29, 2016, with respect to the consolidated balance sheet of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated herein by reference in Form 10-K for the fiscal year ended December 31, 2016 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Nashville, Tennessee

March 8, 2017